FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Third Fiscal Quarter of 2012 Distribution of $0.32 Per Share and Announces Second Fiscal Quarter Ended March 31, 2012 Financial Results

CHICAGO, IL, May 2, 2012 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the second fiscal quarter ended March 31, 2012.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	March 31, 2012	December 31, 2011
Investment portfolio	$613,797	$562,046
Total assets	$719,279	$634,031
NAV per share	$14.69	$14.53

	Quarter Ended
	March 31, 2012	December 31, 2011
Investment income	$14,352	$12,477
Net investment income	$7,065	$6,342
Net gain (loss) on investments and derivative instruments	$4,366	$(151)
Net increase in net assets resulting from operations	$11,431	$6,191

Net investment income per share	$0.29	$0.29
Net gain (loss) on investments and derivative instruments per share	$0.19	$(0.01)
Net earnings per share	$0.48	$0.28

Second Fiscal Quarter 2012 Highlights

•	Net investment income for the quarter ended March 31, 2012 was $7.1 million, or $0.29 per share, as compared to $6.3 million, or $0.29 per share, for the quarter ended December 31, 2011;
•	Net gain (loss) on investments and derivative instruments for the quarter ended March 31, 2012 was $4.4 million, or $0.19 per share, as compared to $(0.2) million, or $(0.01) per share, for the quarter ended December 31, 2011;
•	Net increase in net assets resulting from operations for the quarter ended March 31, 2012 was $11.4 million, or $0.48 per share, as compared to $6.2 million, or $0.28 per share, for the quarter ended December 31, 2011;
•	Our board of directors declared a quarterly distribution on May 1, 2012 of $0.32 per share, payable on June 29, 2012 to stockholders of record as of June 15, 2012; and
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•	On April 11, 2012, we terminated the total return swap (“TRS”) that we had entered into with Citibank, N.A. (“Citibank”). Upon termination of the TRS, we recorded a realized gain of $2.3 million, which consisted of spread interest income of $1.1 million and a realized gain of $1.2 million on the referenced loans. We received $19.9 million of cash collateral that had secured the obligations to Citibank under the TRS, and we will receive the cash proceeds from the gain recognized on the sale of loans and spread interest income in June 2012. We intend to use the proceeds from the termination of the TRS to fund new middle-market debt and equity investments.

Portfolio and Investment Activities

At March 31, 2012, the Company had investments in 109 portfolio companies with a total fair value of $613.8 million. The investments in these portfolio companies consisted of $225.9 million of senior secured loans, $251.1 million of one stop loans, $45.7 million of second lien loans, $73.3 million of subordinated debt and $17.8 million of equity investments. The Company also had derivative instruments with a total fair value of $1.8 million. This compares to the Company’s portfolio as of December 31, 2011, at which the Company had investments in 105 portfolio companies with a total fair value of $562.0 million. The investments in these portfolio companies consisted of $207.3 million of senior secured loans, $231.3 million of one stop loans, $38.3 million of second lien loans, $71.0 million of subordinated debt and $14.1 million of equity investments. The Company also had derivative instruments with a total fair value of $(0.6) million at December 31, 2011.

For the quarter ended March 31, 2012, the Company originated $98.4 million in new investment commitments, of which 39.5% were senior secured loans, 35.9% were one stop loans, 12.1% were second lien investments, 8.9% were subordinated debt investments and 3.6% were equity securities. Sales and repayments on investments for the same period totaled $43.6 million.

For the quarter ended March 31, 2012, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio was 10.5% and 9.6%, respectively.

Consolidated Results of Operations

Total investment income for the three months ended March 31, 2012 and December 31, 2011 was $14.4 million and $12.5 million, respectively. This $1.9 million increase was primarily attributable to higher average invested assets and a higher yield during the three months ended March 31, 2012.

Total expenses for the three months ended March 31, 2012 and December 31, 2011 were $7.3 million and $6.1 million, respectively. This $1.2 million increase was primarily due to an increase in interest expense as a result of higher average debt outstanding, increased incentive fees due to higher net investment income and increased management fees due to higher average assets.

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During the three months ended March 31, 2012 and December 31, 2011, the Company had $(2.1) million and $(1.9) million of net realized losses on investments and derivative instruments, respectively. The realized loss for the quarter ended March 31, 2012 was primarily related to the disposal of a non-earning investment, partially offset by the gains on the quarterly settlement of the TRS. During the three months ended March 31, 2012 and December 31, 2011, the Company recorded net unrealized appreciation on investments and derivative instruments of $6.5 million and $1.7 million, respectively. Unrealized appreciation on investments during the three months ended March 31, 2012 resulted from an increase in fair value primarily due to the rise in market prices and a reversal of prior period unrealized depreciation. Unrealized appreciation on derivative instruments was primarily a result of improved market pricing on the referenced broadly syndicated loans in the TRS as well as unrealized appreciation from the Company’s ten-year U.S. Treasury futures contracts as a result of an increase in the ten-year U.S. Treasury rate at the end of March.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, Small Business Administration (“SBA”) debentures, revolving credit facility and cash flow from operations. The Company’s primary use of funds from operations includes investment in portfolio companies and payments of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facility, proceeds from its investment portfolio and proceeds from public offerings of its securities to finance its investment objectives.

As of March 31, 2012, the Company had cash and cash equivalents of $30.1 million, restricted cash of $42.5 million and $331.7 million of total debt outstanding. As of March 31, 2012, the Company had $40.8 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions.

On February 2, 2012, the Company received a “Green Light” letter from the SBA allowing it to proceed with an application for a second small business investment company license and it submitted such an application to the SBA on April 19, 2012.  The application process is anticipated to take six to twelve months.  If approved, the additional license will provide the Company with an incremental source of attractive long-term capital.

On May 1, 2012, the Company’s board of directors declared a quarterly distribution of $0.32 per share payable on June 29, 2012 to holders of record as of June 15, 2012.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

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The following table shows the distribution of the Company’s investments on the 1 to 5 investment performance rating scale at fair value as of March 31, 2012 and December 31, 2011:

	March 31, 2012		December 31, 2011
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)(1)	Investments	(In thousands)(1)	Investments
5	$94,481	15.3%	$80,299	14.3%
4	463,855	75.4	436,107	77.6
3	54,140	8.8	39,808	7.1
2	—	—	5,442	1.0
1	2,801	0.5	—	—
Total	$615,277	100.0%	$561,656	100.0%

(1) As of March 31, 2012 and December 31, 2011, the TRS was included in the above table with an investment performance rating of 4. The fair value of the TRS as of March 31, 2012 and December 31, 2011 was $1.5 million and $(0.4) million, respectively.

Conference Call

The Company will host an earnings conference call at 2:00 p.m. (Eastern Time) on Thursday, May 3, 2012 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 612-1053 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-4399. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and scroll down to the Investor Presentations section to find the Quarter Ended 3.31.12 Investor Presentation. An archived replay of the call will be available shortly after the call until 4:00 p.m. (Eastern Time) on June 4, 2012. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21588010.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	March 31, 2012	December 31, 2011
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $611,622 and $563,903, respectively)	$613,797	$562,046
Cash and cash equivalents	30,121	25,447
Restricted cash and cash equivalents	42,525	14,455
Interest receivable	3,716	3,190
Unrealized appreciation on derivative instruments	1,798	—
Cash collateral on deposit with custodian	20,809	21,040
Deferred financing costs	6,457	5,944
Receivable for investments sold	—	1,449
Other assets	56	460
Total Assets	$719,279	$634,031

Liabilities
Debt	$331,700	$311,900
Interest payable	1,310	1,789
Management and incentive fees payable	3,464	2,722
Unrealized depreciation on derivative instruments	—	629
Payable for investments purchased	5,010	—
Accounts payable and accrued expenses	1,070	831
Total Liabilities	342,554	317,871

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2012 and
December 31, 2011, respectively	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 25,639,371 and 21,758,955 shares issued and outstanding as of March 31, 2012 and
December 31, 2011, respectively	26	22
Paid in capital in excess of par	375,994	318,677
Capital distributions in excess of net investment income	(2,133)	(1,011)
Net unrealized appreciation (depreciation) on investments and derivative instruments	6,640	181
Net realized (loss) gain on investments and derivative instruments	(3,802)	(1,709)
Total Net Assets	376,725	316,160
Total Liabilities and Total Net Assets	$719,279	$634,031

Number of common shares outstanding	25,639,371	21,758,955
Net asset value per common share	$14.69	$14.53

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)
	Three months ended
	March 31, 2012	December 31, 2011
Investment income
Interest income	$14,352	$12,100
Dividend income	—	377

Total investment income	14,352	12,477

Expenses
Interest and other debt financing expenses	2,580	2,366
Base management fee	2,093	1,874
Incentive fee	1,434	909
Professional fees	559	588
Administrative service fee	455	262
General and administrative expenses	166	136

Total expenses	7,287	6,135

Net investment income	7,065	6,342

Net gain (loss) on investments
Net realized loss on investments	(2,817)	(2,115)
Net realized gain on derivative instruments	724	264
Net change in unrealized appreciation on investments	4,032	343
Net change in unrealized appreciation on derivative instruments	2,427	1,357

Net gain (loss) on investments	4,366	(151)

Net increase in net assets resulting from operations	$11,431	$6,191

Per Common Share Data
Basic and diluted earnings per common share	$0.48	$0.28
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	24,059,623	21,734,720

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2010, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” by M&A Advisor. Golub Capital was ranked the #1 Traditional Middle Market Bookrunner for calendar year 2011 by Thomson Reuters LPC for senior secured loans of up to $100 million for leveraged buyouts (based on number of deals completed). As of March 31, 2012, Golub Capital had over $5 billion in capital under management, with a team of investment professionals in New York and Chicago.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

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